As filed with the Securities and Exchange Commission on February 27, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ARCONIC INC.

(Exact name of registrant as specified in its charter)

Delaware	25-0317820
(State of Incorporation)	(I.R.S. Employer Identification No.)

390 Park Avenue

New York, New York 10022-4608

(Address of principal executive offices, including zip code)

ARCONIC BARGAINING RETIREMENT SAVINGS PLAN

ARCONIC SALARIED RETIREMENT SAVINGS PLAN

ARCONIC HOURLY NON-BARGAINING RETIREMENT SAVINGS PLAN

ARCONIC FASTENER SYSTEMS AND RINGS RETIREMENT SAVINGS PLAN

ARCONIC RETIREMENT SAVINGS PLAN FOR ATEP BARGAINING EMPLOYEES

(Full Title of the Plans)

Katherine H. Ramundo

Executive Vice President, Chief Legal Officer and Secretary

390 Park Avenue

New York, New York 10022-4608

(212) 836-2732

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Arconic Inc. common stock, $1.00 par value	1,200,000 shares	$18.17	$21,804,000.00	$2,642.64

(1)	Pursuant to Rule 416(a), this Registration Statement also covers additional securities that may be offered as a result of stock splits, stock dividends or similar transactions.

All shares of common stock of Arconic Inc. (“Arconic” or the “Company”), par value $1.00 per share (“Common Stock”), to be registered will be allocated to the Arconic Fastener Systems and Rings Retirement Savings Plan.

(2)	Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of shares of the Common Stock reported on the New York Stock Exchange on February 22, 2019.

Explanatory Note

The contents of the Registration Statements on Form S-8 filed by Arconic with the U.S. Securities and Exchange Commission on the following dates:

•	March 15, 2000 (File No. 333-32516)
•	June 24, 2003 (File No. 333-106411)
•	September 20, 2005 (File No. 333-128445)
•	September 26, 2007 (File No. 333-146330)
•	September 8, 2008 (File No. 333-153369)
•	November 25, 2008 (File No. 333-155668)
•	July 30, 2010 (File No. 333-168428)
•	November 23, 2010 (File No. 333-170801)
•	July 27, 2012 (File No. 333-182899)
•	February 26, 2016 (File No. 333-209772)

each as amended from time to time (collectively, the “Registration Statements”),

relating to the Arconic Bargaining Retirement Savings Plan, the Arconic Salaried Retirement Savings Plan, the Arconic Hourly Non-Bargaining Retirement Savings Plan, the Arconic Fastener Systems and Rings Retirement Savings Plan and the Arconic Retirement Savings Plan for ATEP Bargaining Employees, are incorporated by reference in this Registration Statement. This incorporation is made under General Instruction E of Form S-8 regarding the registration of additional securities of the same class as other securities for which there has been filed a Registration Statement on Form S-8 relating to the same employee benefit plan.

This Registration Statement is being filed to register an additional 1,200,000 shares of Common Stock for offer and sale under the Arconic Fastener Systems and Rings Retirement Savings Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information. *

Item 2. Registrant Information and Employee Plan Annual Information. *

*	Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The SEC allows the Company to “incorporate by reference” in the Registration Statement the information in the documents that it files with the SEC, which means that the Company can disclose important information to you by referring you to those documents. The information incorporated by reference in the Registration Statement is considered to be a part of the Registration Statement, and information in documents that the Company files later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in the Registration Statement. The Company incorporates by reference in the Registration Statement the documents listed below and any future filings that it may make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to the Registration Statement which indicates that all securities offered thereby have been sold or which deregisters all securities then remaining unsold, except that the Company is not incorporating by reference any information that is deemed to have been furnished and not filed in accordance with SEC rules.

•	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 (the “Annual Report”).

•	The Company’s Current Reports on Form 8-K filed since the end of the fiscal year covered by the Annual Report.

•	The description of the Common Stock contained in the Company’s Registration Statement on Form 8-A/A (File No. 001-03610), filed January 4, 2018, including any amendment or report filed or to be filed for the purpose of updating such description.

The Company will furnish without charge to you, upon written or oral request, a copy of any or all of the documents described above, except for exhibits to those documents, unless the exhibits are specifically incorporated by reference into those documents. Requests for copies should be addressed to:

Arconic Inc.

Attention: Investor Relations

390 Park Avenue

New York, New York 10022-4608

Telephone: (212) 836-2758

Item 4.	Description of Securities.

Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

Not Applicable.

Item 6.	Indemnification of Directors and Officers.

The Company has purchased a directors and officers liability insurance policy with an aggregate limit of $600 million for liability of directors and officers. The insurance also includes within that limit $200 million of coverage, subject to a deductible, for reimbursement to the Company for indemnification provided to directors and officers. The policy has an expiration date of November 1, 2019 and provides liability insurance and reimbursement coverage for the Company and its directors and officers that is permitted by the laws of Delaware.

Section 145 of the General Corporation Law of the State of Delaware (as amended, the “DGCL”) grants a corporation the power to indemnify its officers and directors, under certain circumstances and subject to certain conditions and limitations as stated therein, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by them as a result of threatened, pending or completed actions, suits or proceedings brought against them by reason of the fact that they are or were an officer or director of the corporation or served at the request of the corporation if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful.

Article VI of the Company’s Bylaws provides that the Company shall indemnify and hold harmless each person who was or is a party to, or is otherwise threatened to be made a party to, any threatened, pending or completed action, suit or proceeding (a “Proceeding”), by reason of the fact that he or she (or a person of whom he or she is the legal representative), is or was a director or officer of the Company or, while serving as a director or officer of the Company, is or was serving at the request of the Company as a director, officer, trustee, employee or agent of another entity (a “Covered Person”), to the fullest extent permitted by the DGCL, against all expenses, liability and loss reasonably incurred or suffered by such Covered Person in connection therewith; provided, however, that the Company shall indemnify any such Covered Person seeking indemnification in connection with a Proceeding (or part thereof) initiated by such Covered Person only if such Proceeding (or part thereof) was authorized by the Board of Directors of the Company. The Company has entered into indemnity agreements with its directors and officers consistent with the foregoing.

The Company’s Bylaws also provide that, to the fullest extent permitted by the DGCL, each Covered Person shall have the right to be paid by the Company the expenses (including reasonable attorneys’ fees) incurred in connection with any Proceeding in advance of its final disposition; provided, that if the DGCL requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer shall be made only upon delivery to the Company of an undertaking by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right of appeal that such director or officer is not entitled to be indemnified for such expenses.

Section 145 of the DGCL and the Bylaws also provide that the indemnification provided for therein shall not be deemed exclusive of any other rights to which those seeking indemnification may otherwise be entitled.

Section 102(b)(7) of the DGCL provides that a Delaware corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director: (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) certain unlawful share purchases, redemptions, or dividends; or (iv) for any transaction from which the director derived an improper personal benefit. The Company’s Certificate of Incorporation provides that a director of the Company shall not be personally liable either to the Company or to any of its stockholders for monetary damages for breach of fiduciary duty as a director, to the fullest extent permitted by the DGCL.

The foregoing description of certain provisions of the Company’s Certificate of Incorporation and Bylaws does not purport to be complete, and is subject to, and qualified in its entirety by, the Company’s Certificate of Incorporation and Bylaws, which have been filed and are incorporated by reference herein as Exhibit 4.1 and 4.2, respectively.

Item 7.	Exemption From Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

The following exhibits are filed with or incorporated by reference into this Registration Statement (numbering corresponds to Exhibit Table in Item 601 of Regulation S-K).

Exhibit Number	Description

4.1	Certificate of Incorporation of Arconic Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed with the SEC on January 4, 2018).

4.2	Bylaws of Arconic Inc. (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K, filed with the SEC on January 4, 2018).

23	Consent of PricewaterhouseCoopers LLP.

24	Power of Attorney of certain directors of the Company (incorporated by reference to Exhibit 24 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC on February 21, 2019).

The Internal Revenue Service has delivered a letter dated May 17, 2017 indicating that the Arconic Fastener Systems and Rings Retirement Savings Plan is qualified under Section 401 of the Internal Revenue Code of 1986, as amended. The Company will make all changes required by the Internal Revenue Service in order to maintain the qualification of the Arconic Fastener Systems and Rings Retirement Savings Plan.

Item 9.	Undertakings.

Incorporated by reference to the Registration Statements.

INDEX TO EXHIBITS

Exhibit Number	Description

4.1	Certificate of Incorporation of Arconic Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed with the SEC on January 4, 2018).

4.2	Bylaws of Arconic Inc. (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K, filed with the SEC on January 4, 2018).

23	Consent of PricewaterhouseCoopers LLP.

24	Power of Attorney of certain directors of the Company (incorporated by reference to Exhibit 24 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC on February 21, 2019).

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, the Commonwealth of Pennsylvania, on February 27, 2019.

ARCONIC INC. (Registrant)

By	/s/ Paul Myron
Paul Myron
Vice President and Controller
(Principal Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John C. Plant	Chairman and Chief Executive Officer; Director	February 27,2019
John C. Plant	(Principal Executive Officer)

/s/ Ken Giacobbe	Executive Vice President and Chief Financial Officer	February 27, 2019
Ken Giacobbe	(Principal Financial Officer)

/s/ Paul Myron	Vice President and Controller	February 27, 2019
Paul Myron	(Principal Accounting Officer)

James F. Albaugh, Amy E. Alving, Christopher L. Ayers, Arthur D. Collins, Jr., Elmer L. Doty, Rajiv L. Gupta, David P. Hess, Sean O. Mahoney, David J. Miller, E. Stanley O’Neal, and Ulrich R. Schmidt, each as a Director, on February 27, 2019, by Paul Myron, their attorney-in-fact.

/s/ Paul Myron
Attorney-in-fact